Exhibit 99.1

For more information, please contact:

COMPANY	INVESTOR RELATIONS
Hanjun Zheng, Interim Chief Financial Officer	David Rudnick, Account Manager
SkyPeople Fruit Juice, Inc.	Precept Investor Relations LLC
Tel: China + 86 - 29-8837-7161	Tel: US +1 917-864-8849
Email: hanjun.zheng@skypeoplefruitjuice.com	Email: david.rudnick@preceptir.com
Web: http://www.skypeoplefruitjuice.com

SkyPeople Announces a Share Transfer by its Subsidiary and a

Capital Contribution Agreement by a Chinese Investment Fund

XI'AN, China, March 16, 2015 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) ("SkyPeople" or "the Company"), a producer of fruit juice concentrates, fruit juice beverages and other fruit-related products, today announced  that on March 11, 2016, SkyPeople Juice International Holding (HK) Limited (“SkyPeople HK”), a wholly owned subsidiary of the Company and a 99.78% owner of SkyPeople Juice Group Co., Ltd. (“SkyPeople China”) entered into a share transfer agreement and a capital contribution agreement with Shenzhen TianShunDa Equity Investment Fund Management Co., Ltd. (“TSD Investment Fund”), a limited liability corporation registered in China.

Pursuant to the approval certificate and business license requirements of Shaanxi Province, where SkyPeople China is registered to do business, SkyPeople HK was required to contribute RMB 427,000,000 (approximately $65,698,308), and Hongke Xue, a director of the Company was required to contribute RMB 1,000,000 (approximately $153,846), to SkyPeople China for this purpose.

However, as of March 10, 2016, SkyPeople HK had contributed only RMB 314,190,900 (approximately $48,337,062) to SkyPeople China, and not the remaining RMB 112,809,100 (approximately $17,355,246) as payment for the remaining 112,809,100 shares of SkyPeople China so as to fulfill the requirements of the Chinese regulations.

To address this capital shortage and comply with the requirements of local laws and regulations, SkyPeople HK entered into agreements with TSD Investment Fund whereby TSD Investment Fund will acquire 112,809,100 shares of SkyPeople China from SkyPeople HK, and in exchange, will make a capital contribution of RMB 131,761,028.80 (approximately $20,270,928) to SkyPeople China. The capital contribution by TSD Investment Fund, as approved by the Company’s Board of Directors, was calculated as eight times SkyPeople China’s net profit per share for fiscal 2014 (about RMB 0.146 per share) multiplied by 112,809,100 shares to equal a total capital contribution of RMB 131,761,028.80 (approximately $20,270,928).

Of the total capital contribution of RMB 131,761,028.80 (approximately $20,270,928) by TSD Investment Fund, RMB 112,809,100.00 (approximately $17,355,246) will be used as payment for the outstanding amount due to SkyPeople China by SkyPeople HK. The remaining RMB 18,951,928.80 (approximately $2,915,681) will be used as an additional capital contribution to SkyPeople China and deposited into SkyPeople China’s capital surplus account. Upon the effectiveness of the agreements between SkyPeople HK and TSD, on or about April 1, 2016, SkyPeople HK will own 314,190,900 shares, or 73.42%, of SkyPeople China, TSD Investment Group will own 112,809,100 shares, or 26.36%, of SkyPeople China and Mr. Hongke Xue will own 1,000,000 shares, or 0.22%, of SkyPeople China.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly owned subsidiary of Pacific, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China), together with its operating subsidiaries in China, is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople,” which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

Safe Harbor Statement

Certain of the statements made in this press release are "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "point to," "project," "could," "intend," "target" and other similar words and expressions of the future.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014 and otherwise in our SEC reports and filings, including the final prospectus for our offering. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at http://www.sec.gov. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.

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